Exhibit 11.0

                         SPS Transaction Services, Inc.
                  Basic and Diluted Earnings per Common Share
                 Year Ended December 31, 1997, 1996 and 1995
                   (In thousands, except per share amounts)




                                                 Year Ended December 31,
                                               ---------------------------
                                                 1997      1996      1995
                                               -------   -------   -------

Net Income                                     $38,500   $23,246   $43,473
                                               =======   =======   =======

BASIC EARNINGS PER COMMON SHARE:

Basic weighted average common shares
outstanding                                     27,211    27,171    27,093
                                               =======   =======   =======

Basic earnings per common share                $  1.41   $  0.86   $  1.60
                                               =======   =======   =======

DILUTED EARNINGS PER COMMON SHARE:

Basic weighted average common shares
outstanding                                     27,211    27,171    27,093

Diluted effect of stock options                    188       204       289
                                               -------   -------   -------
Diluted weighted average common shares
outstanding                                     27,399    27,375    27,382
                                               =======   =======   =======

Diluted earnings per common share              $  1.41   $  0.85   $  1.59
                                               =======   =======   =======